Kore Announces Closing of 1,350,000 Unit Private Placement

HENDERSON, NV, April 19, 2011 - Kore Nutrition Incorporated (“Kore” or the “Company”) (OTCBB: KORE) announces that, effective April 13, 2011, it closed a private placement of 1,350,000 units at a price of US$0.10 per unit for cash proceeds of US$135,000.  Each unit consisted of one common share in the capital of the Company and one common share purchase warrant, with each warrant exercisable into one common share at a price of $0.15 per share at any time until April 13, 2013.  Kore issued the 1,350,000 shares of common stock to one non-US investor.

None of the securities offered or sold under the private placement have been or will be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  Each of the securities issued will be a “restricted security” under the Securities Act and will be subject to a hold period under applicable US and Canadian securities laws.

The Company intends to use the cash proceeds of the private placement for general working capital and corporate purposes.

On Behalf of the Board of Directors

Jeffrey Todd
President and Director

About Kore Nutrition and ALL IN

Kore, through its wholly-owned subsidiary, ALL IN, is engaged in the business of developing, producing, and selling non-alcoholic beverages. It produces premium energy drinks and an enhanced purified water under the brand name, ALL IN(TM) Energy, to suit the demands of an active world. Unlike competitive energy drinks, which can lack great taste and occasionally create a mere energy blip, ALL IN(TM) Energy is a premium sugar free product, with no carbohydrates, and less than 10 calories per can. ALL IN(TM) Energy uses herbs, vitamins and amino-acids to provide a balanced and sustained sharpening of focus and pure energy. ALL IN(TM) Energy drinks are available in three unique and delicious flavors: Citrus, Grape and Acai Berry. ALL IN also offers a premium water that uses advanced technologies, and preliminary research suggests that ALL IN(TM) water is a faster hydrator than ordinary tap water and other mineral waters. Legendary poker champion Johnny Chan has joined together with fellow top poker professionals, who all endorse ALL IN(TM) Energy drinks. Kore intends to expand the production, sales and distribution of ALL IN(TM) Energy drinks and water over the next twelve months. For additional information, visit ALL IN’s websites at www.allinenergy.com